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Code of Ethics

December 2017

The following is the Code of Ethics for Capital Group, which includes Capital Research and Management Company (CRMC), the investment adviser to American Funds, and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc. The Code of Ethics applies to all Capital associates.

Guidelines

Capital Group associates are responsible for maintaining the highest ethical standards when conducting business, regardless of lesser standards that may be followed through business or community custom. In keeping with these standards, all associates must place the interests of fund shareholders and clients first.

Capital’s Code of Ethics requires that all associates: (1) act with integrity, competence and in an ethical manner; (2) comply with applicable U.S. federal securities laws, as well as all other applicable laws, rules and regulations; and (3) promptly report violations of the Code of Ethics, as outlined below.

As part of the Code of Ethics, Capital has adopted the guidelines and policies below to address certain aspects of Capital’s business. In the absence of specific guidelines and policies on a particular matter, associates must keep in mind and adhere to the requirements of the Code of Ethics set forth above.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies. Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

Protecting sensitive information

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Associates who believe they may have material non-public information should contact a member of the Legal staff.

Capital Group regularly creates, collects and maintains valuable proprietary information, which is essential to our business operations and the performance of services for our clients. This information derives its value, in part, from not being generally known outside of Capital (hereinafter “Confidential Information”). It includes confidential electronic information in any medium, hard-copy information, and information shared orally or visually (such as by telephone or video conference). The confidentiality, integrity and limited availability of such information is regarded as fundamental to the successful business operations of Capital Group. The purpose of this Confidential Information Policy is to protect our information from disclosure – intentional or inadvertent – and to ensure that associates understand their obligation to protect and maintain its confidentiality.

Extravagant or excessive gifts and entertainment

Associates should not accept extravagant or excessive gifts or entertainment from persons or companies that conduct business with Capital. Please see below for a summary of the Gifts and Entertainment Policy.

No special treatment from broker-dealers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Favors or preferential treatment from broker-dealers may not be accepted. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

No excessive trading of Capital-affiliated funds

Associates should not engage in excessive trading of the American Funds or other Capital-managed investment vehicles worldwide in order to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse/spouse equivalent and any immediate family member residing in the same household.

Ban on Initial Public Offerings (IPOs)

All associates and immediate family members residing in the same household may not participate in IPOs. Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Outside business interests/affiliations

Board service as a director or advisory board member

Associates must obtain approval from the Code of Ethics Team prior to serving on the board of directors or as an advisory board member of any public or private company. This rule does not apply to: (1) boards of Capital companies or funds; (2) board service that is a direct result of the associate’s responsibilities at Capital, such as for portfolio companies of private equity funds managed by Capital; or (3) boards of non-profit and charitable organizations.

Associates and any family members residing in the same household must disclose service as a board director or as an advisory board member of any public or private company to the Code of Ethics Team.

Senior officer positions

Associates and family members residing in the same household must disclose senior officer positions, such as CEO, CFO, Treasurer, etc. of any private or public company.

Material business ownership interest and affiliations

Material business ownership interests may give rise to potential conflicts of interest. Associates and family members residing in the same household are required to disclose ownership of 5% or more of the outstanding shares of public or private companies that do, or potentially may do, business with Capital or American Funds.

Family members employed by a financial institution

Associates must disclose family members, including extended family members such as in-laws, cousins, aunts and uncles, who are employed by a financial institution, such as a bank, brokerage firm, credit union, money management firm, etc. Family members with whom the associate rarely speaks or sees does not need to be disclosed. This disclosure is not limited to those family members residing in the same household.

Requests for approval or questions may be directed to the Code of Ethics Team.

Other guidelines

Statements and disclosures about Capital, including those made to fund shareholders and clients and in regulatory filings, should be accurate and not misleading.

Reporting requirements

Annual certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code of Ethics should be directed to the associate’s manager or the Code of Ethics Team.

Reporting violations

All associates are responsible for complying with the Code of Ethics. As part of that responsibility, associates are obligated to report violations of the Code of Ethics promptly, including: (1) fraud or illegal acts involving any aspect of Capital’s business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or (4) activity that is harmful to fund shareholders or clients. Deviations from controls or procedures that safeguard Capital, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate action will be taken. Once a violation has been reported, all associates are required to cooperate with Capital in the internal investigation of any matter by providing honest, truthful and complete information.

Associates may report confidentially to a manager/department head, or by accessing the Open Line. Calls and emails will be directed to the Open Line Committee.

Associates may also contact the Chief Compliance Officers of CB&T, CGTC, CIInc, CRC, or CRMC, or legal counsel employed with Capital.

Capital strictly prohibits retaliation against any associate who in good faith makes a complaint, raises a concern, provides information or otherwise assists in an investigation regarding any conduct that he or she reasonably believes to be in violation of the Code of Ethics. This policy is designed to ensure that associates comply with their obligations to report violations without fear of retaliation.

Policies

Capital’s policies regarding gifts and entertainment, political contributions, insider trading and personal investing are summarized below.

Gifts and Entertainment Policy

Under the Gifts and Entertainment Policy, associates may not receive or extend gifts or entertainment that are excessive, repetitive or extravagant, if such gifts or entertainment involve a government official or are due to a third party’s business relationship (or prospective business relationship) with Capital. The Policy is intended to ensure that gifts and entertainment involving associates do not raise questions of propriety regarding Capital’s business relationships or prospective business relationships, or Capital’s interactions with government officials. Accordingly, for gifts and entertainment involving those who conduct, or may conduct, business with Capital:

•	An associate may not accept gifts from (or give gifts to) the same person or entity worth more than $100 (or the local currency equivalent) in a 12-month calendar year period.
•	An associate may not accept or extend entertainment valued at over $500 (or the local currency equivalent) unless a business reason exists for such entertainment and the entertainment is pre-approved by the associate’s manager and the Code of Ethics Team. Trading department associates are prohibited from accepting entertainment, regardless of value.

Gifts or entertainment extended to a private-sector person by a Capital associate and approved by the associate’s manager for reimbursement by Capital do not need to be reported (or precleared). Trading department associates should report gifts and entertainment extended regardless of reimbursement. Note: Separate policies regarding extending business gifts or entertainment apply to AFD and CGIIS associates. Dollar amounts in this document refer to US dollars.

Capital Group is registered as a federal lobbyist and special rules apply to gifts and entertainment involving government officials and employees as a result. Associates must receive approval from Capital’s Code of Ethics Team prior to either: (1) hosting a federal government official or employee at a Capital facility if anything of value (e.g. food, tangible item) will be presented to that individual; or (2) providing anything of value to a federal government official or employee if Capital will pay or reimburse for the related cost.

Reporting

The limitations relating to gifts and entertainment apply to all associates as described above, and associates will be asked to complete quarterly disclosures. Associates must report any gift exceeding $50 and business entertainment in which an event exceeds $75 (although it is recommended that associates report all gifts and entertainment). Trading department associates should notify the Code of Ethics Team when gifts are received and report such gifts quarterly, whether the gift is received by an individual associate or by a department. In addition, trading associates should report gifts and entertainment extended regardless of reimbursement.

Charitable contributions

Associates must not allow Capital’s present or anticipated business to be a factor in soliciting political or charitable contributions from outside parties. In addition, it is generally not appropriate to solicit these outside parties or Capital associates for donations to a family-run non-profit organization, family foundation, donor-advised fund or other charitable organization in which an associate or their family members are significantly involved. Board membership alone would not be considered significant involvement.

Gifts and Entertainment Committee

The Gifts and Entertainment Committee oversees administration of the Policy. Questions regarding the Gifts and Entertainment Policy may be directed to the Code of Ethics Team.

Political Contributions Policy

Associates must be cautious when engaging in personal political activities, particularly when supporting officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms. Associates should not make political contributions to officials or candidates (in any country) for the purpose of influencing the hiring of a Capital Group company as an advisor to a governmental entity. Associates are encouraged to contact the Code of Ethics Team with any questions about this policy.

Associates may not use Capital offices or equipment to engage in political fundraising or solicitation activity, for example, hosting a fundraising event at the office or using Capital phones or email systems to help solicit donations for an elected official, a candidate, Political Action Committee (PAC) or political party. Associates may volunteer their time on behalf of a candidate or political organization, but should limit volunteer activities to non-work hours.

For contributions or activities supporting candidates or political organizations within the U.S., we have adopted the guidelines set forth below, which apply to associates classified as “Restricted Associates.”

Guidelines for political contributions and activities within the U.S.

U.S. Securities and Exchange Commission (SEC) regulations limit political contributions to certain Covered Government Officials by certain employees of investment advisory firms and certain affiliated companies. “Covered Government Official,” for purposes of the Political Contributions Policy, is defined as: (1) a state or local official, (2) a candidate for state or local office, or (3) a federal candidate currently holding state or local office.

Many U.S. cities and states have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity. Some associates are also subject to these regulations.

Restricted Associates

Certain associates are deemed “Restricted Associates” under this Policy. Restricted Associates include (1) “covered associates” as defined in the SEC’s rule relating to political contributions by investment advisers (Rule 206(4)-5 under the Investment Advisors Act of 1940) and (2) other associates who do not meet that definition but whom Capital has determined should be subject to the restrictions on political contributions contained in the Policy based on their roles and responsibilities at Capital. Contributions by Restricted Associates and their spouse/spouse equivalent are subject to specific limitations, preclearance, and reporting requirements as described below.

Preclearance of political contributions

Contributions by Restricted Associates to any of the following must be precleared:

  State or local officials, or candidates for state or local office
  Federal candidate campaigns and affiliated committees, including federal incumbents and presidential candidates
  Political organizations such as Political Action Committees (PACs), Super PACs and 527 organizations and ballot measure committees
  Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations

Restricted Associates must also preclear U.S. political contributions by their spouse/spouse equivalent to any of the foregoing, as well as contributions to any state, local or federal political party or political party committee, if the aggregate contributions by the Restricted Associate and spouse/spouse equivalent to any one candidate or political entity exceed $50,000 in a calendar year.

Certain documentation is required for contributions to Covered Governmental Officials, PACs or Super PACs, and may be required for contributions to other entities that engage in political activity. See “Required documentation” below for further details. To preclear a contribution, please contact the Code of Ethics Team.

Contributions include:

•	Monetary contributions, gifts or loans
•	“In kind” contributions (for example, donations of goods or services or underwriting or hosting fundraisers)
•	Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, and purchasing tickets to inaugural events)
•	Contributions to joint fund-raising committees
•	Contributions made by a Political Action Committee (PAC) controlled by a Restricted Associate[1]

Please contact the Code of Ethics Team to preclear a contribution.

[1] “Control” for this purpose includes service as an officer or member of the board (or other governing body) of a PAC.

Required documentation

Restricted Associates must obtain additional documentation from an independent legal authority before they will be approved to contribute to Covered Government Officials. The purpose of the legal documentation is to verify that a specific state or local office does not have the ability to directly or indirectly influence the awarding of business to an investment manager. For contributions to PACs, Super PACs, or other entities that engage in political activities, Restricted Associates may be required to obtain a certification that the entity does not contribute to Covered Government Officials. The Code of Ethics Team will provide language for the documentation when you preclear the contribution.

If a candidate currently holds a state/local office and is running for a different state/local office, legal documentation must be obtained for both the current position and the office for which the candidate is running. Exceptions to the documentation requirements may be granted on a case-by-case basis.

Special political contribution requirements – CollegeAmerica

Certain associates involved with “CollegeAmerica,” the American Funds 529 college savings plan sponsored by the Commonwealth of Virginia, are subject to additional restrictions which prohibit them from contributing to Virginia political candidates or parties.

Administration of the Political Contributions Policy

The U.S. Public Policy Coordinating Group oversees the administration of this Policy, including considering and granting possible exceptions. Questions regarding the Political Contributions Policy may be directed to the Code of Ethics Team.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences. In addition, trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. Associates who believe they have material non-public information should contact any lawyer in the organization.

Personal Investing Policy

This policy applies only to “Covered Associates.” Special rules apply to certain associates in some non-US offices.

The Personal Investing Policy (Policy) sets forth specific rules regarding personal investments that apply to "covered" associates. These associates may have access to confidential information that places them in a position of special trust. The Code of Ethics requires that associates act with integrity and in an ethical manner and place the interests of fund shareholders and clients first. Associates are reminded that the requirements of the Code of Ethics apply to personal investing activities, even if the matter is not covered by a specific provision of the Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearance requests and/or transactions associates make.

Covered Associates

“Covered Associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings. Covered Associates include the associate’s spouse/spouse equivalent and other immediate family members (for example, children, siblings and parents) residing in the same household. Any reference to the requirements of Covered Associates in this document applies to these family members.

Additional rules apply to Investment Professionals

“Investment Professionals” include portfolio managers, investment counselors, investment analysts and research associates, investment group administrative assistants, portfolio specialists, investment specialists, trading associates, and global investment control and fixed income control associates, including assistants. See “Additional policies for Investment Professionals” below for more details.

Questions regarding coverage status should be directed to the Code of Ethics Team.

Prohibited transactions

The following transactions are prohibited:

•	Initial Public Offering (IPO) investments (this prohibition applies to all Capital associates)

Note: Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

•	Short selling of securities subject to preclearance
•	Investments by Investment Professionals in short ETFs except those based on certain broad-based indices
•	Spread betting/contracts for difference (CFD) on securities (allowed only on currencies, commodities, and broad-based indices)
•	Writing puts and calls on securities subject to preclearance

Reporting requirements

Covered Associates are required to report their securities accounts, holdings and transactions. Quarterly and annual certifications of accounts, holdings and transactions must also be submitted. An electronic reporting platform is available for these disclosures.

Covered Associates must disclose any account over which the Covered Associate exercises investment discretion or control (for example, trusts and custodianships for which the Covered Associate is trustee or custodian), if the account holds securities. Covered Associates must also disclose discretionary (professionally managed) accounts.

Covered Associates should immediately notify the Code of Ethics Team when opening new securities accounts; associates may also disclose accounts by logging into Protegent PTA and entering the account information directly.

Newly hired U.S.-based associates and associates transferring into a position designated as “covered” are required to maintain their brokerage accounts with electronic reporting firms. This requirement includes immediate family members living in the same household. There are some exceptions to this requirement which include discretionary accounts, employer-sponsored retirement accounts, and employee stock purchase plans.

Duplicate statements and trade confirmations (or equivalent documentation) are required for accounts holding securities subject to preclearance and/or reporting. This requirement includes employer-sponsored retirement accounts and employee stock purchase plans (ESPP, ESOP, 401(k)). Documentation allowing the acquisition of shares via an employer-sponsored plan may be required.

Preclearance procedures

Certain transactions may be exempt from preclearance; please refer to the Personal Investing Policy for more details.

Before buying or selling securities subject to preclearance, including securities that are not publicly traded, Covered Associates must receive approval from the Code of Ethics Team first. Please refer to the Personal Investing Policy for more details on preclearable securities.

Submitting preclearance requests

To submit a preclear request, log into Protegent PTA. Covered Associates should then click on the Preclear button on the Dashboard and enter the request details.

For assistance or questions, please contact the Code of Ethics Team.

Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Time. A response to requests will generally be sent within one business day.

Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question. In the case of Investment Professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term trading policies (see “Additional policies for Investment Professionals” below). Preclearance requests by Investment Professionals are subject to special review.

Preclearance will generally not be approved for analysts’ transactions involving securities held in their professional portfolio(s) or if the issuer of such securities falls within their industry research responsibilities or a related industry.

Unless a different period is specified, clearance is good until the close of the NYSE on the day of the request. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day.

If the precleared trade has not been executed within the cleared timeframe, preclearance must be requested again. For this reason, the following are strongly discouraged:

•	Limit orders (for example, stop loss and good-till-canceled orders)
•	Margin accounts

Private investments or other limited offerings

Participation in private investments or other limited offerings are subject to special review. The following types of private investments must be precleared:

•	Hedge funds
•	Investments in private companies
•	Private equity funds
•	Private funds
•	Private placements
•	Venture capital funds

In addition, opportunities to acquire a stock that is "limited" (that is, a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Preclearance procedures for private investments

Preclear private investments by contacting the Code of Ethics Team.

To make a subsequent investment, or increase a previously approved investment, a new Private Investment Preclear Form must be submitted and approval received before making the subsequent or increased investment.

Additional policies for Investment Professionals

Disclosure of personal and professional holdings (cross-holdings)

Portfolio managers, investment analysts, portfolio specialists and certain investment specialists will be asked to disclose securities they own both personally and professionally on a quarterly basis. Analysts will also be required to disclose securities they hold personally that are within their research responsibilities or could be eligible for recommendation by the analyst professionally in the future in light of current research responsibilities. This disclosure must be made to the Code of Ethics Team, and may be reviewed by various Capital committees.

If disclosure has not already been made to the Code of Ethics Team, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation. This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

In addition, portfolio managers, investment analysts, portfolio specialists and certain investment specialists are encouraged to notify investment/portfolio/fixed-income control of personal ownership of securities when placing an order (especially with respect to a first-time purchase).

Blackout periods

Investment Professionals may not buy or sell a security during the period seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated.

If a fund or client account transaction takes place in the seven calendar days following a transaction executed by an Investment Professional, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Personal Investing Committee may recommend the associate be subject to a price adjustment.

Ban on short-term trading

Investment Professionals are generally prohibited from the purchase and sale or sale and purchase of a security within 60 calendar days. This restriction applies to securities subject to preclearance and the investment vehicles listed below. However, if a situation arises whereby the associate is attempting to take a tax loss, an exception may be made. This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days. Although the associate may be granted preclearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security. Accordingly, transactions in options on individual securities are strongly discouraged.

This ban applies to the following investment vehicles based on indices listed on certain broad-based indices:

•	ETFs
•	ETF options and futures
•	Index futures

Exchange-traded funds (ETFs)

Investment Professionals must preclear ETFs (including UCITS, SICAVs, OEICs, FCPs, Unit Trusts and Publikumsfonds) except those based on certain broad-based indices. Investment Professionals are prohibited from investing in short ETFs based on certain broad-based indices.

Although Investment Professionals may invest in ETFs based on certain broad-based indices without preclearance, the ban on short-term trading still applies.

Penalties for violating the Personal Investing Policy

Covered Associates may be subject to penalties for violating the Personal Investing Policy, such as restrictions on personal trading. Violations to the Policy include failing to preclear or report securities transactions, failing to report securities accounts or submit statements, and failing to submit timely initial, quarterly and annual certification forms.

Failure to adhere to the Personal Investing Policy may include penalties such as restrictions on personal trading and other disciplinary action, up to and including termination.

Personal Investing Committee

The Personal Investing Committee oversees the administration of the Policy. Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.

Questions regarding the Personal Investing Policy may be directed to the Code of Ethics Team.

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Questions regarding the Code of Ethics may be directed to the Code of Ethics Team.

CODE OF ETHICS - CAPITAL GROUP PRIVATE CLIENT SERVICES FUNDS

With respect to non-affiliated Board members and all other access persons to the extent that they are not covered by The Capital Group Companies, Inc. policies:

·	No Board member shall so use his or her position or knowledge gained therefrom as to create a conflict between his or her personal interest and that of the Fund.

·	No Board member shall engage in excessive trading of shares of the fund or any other affiliated fund to take advantage of short-term market movements.

·	Each non-affiliated Board member shall report to the Secretary of the Fund not later than thirty (30) days after the end of each calendar quarter any transaction in securities which such Board member has effected during the quarter which the Board member then knows to have been effected within fifteen (15) days before or after a date on which the Fund purchased or sold, or considered the purchase or sale of, the same security.

·	For purposes of this Code of Ethics, transactions involving United States Government securities as defined in the Investment Company Act of 1940, bankers’ acceptances, bank certificates of deposit, commercial paper, or shares of registered open-end investment companies are exempt from reporting as are non-volitional transactions such as dividend reinvestment programs and transactions over which the Board member exercises no control.

* * * *

In addition, the Fund has adopted the following standards in accordance with the requirements of Form N-CSR adopted by the Securities and Exchange Commission pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; 2) full, fair, accurate, timely and understandable disclosure in reports and documents that a fund files with or submits to the Commission and in other public communications made by the fund; 3) compliance with applicable governmental laws, rules and regulations; 4) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and 5) accountability for adherence to the Code of Ethics. These provisions shall apply to the principal executive officer or chief executive officer and treasurer (“Covered Officers”) of the Fund.

1.	It is the responsibility of Covered Officers to foster, by their words and actions, a corporate culture that encourages honest and ethical conduct, including the ethical resolution of, and appropriate disclosure of conflicts of interest. Covered Officers should work to assure a working environment that is characterized by respect for law and compliance with applicable rules and regulations.

2.	Each Covered Officer must act in an honest and ethical manner while conducting the affairs of the Fund, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Duties of Covered Officers include:

·	Acting with integrity;
·	Adhering to a high standard of business ethics; and
·	Not using personal influence or personal relationships to improperly influence investment decisions or financial reporting whereby the Covered Officer would benefit personally to the detriment of the Fund.

3.	Each Covered Officer should act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to, the Securities and Exchange Commission and in other public communications made by the Fund.

·	Covered Officers should familiarize themselves with disclosure requirements applicable to the Fund and disclosure controls and procedures in place to meet these requirements; and
·	Covered Officers must not knowingly misrepresent, or cause others to misrepresent facts about the Fund to others, including the Fund’s auditors, independent directors, governmental regulators and self-regulatory organizations.

4.	Any existing or potential violations of this Code of Ethics should be reported to The Capital Group Companies’ Personal Investing Committee. The Personal Investing Committee is authorized to investigate any such violations and report their findings to the Chairman of the Audit Committee of the Fund. The Chairman of the Audit Committee may report violations of the Code of Ethics to the Board or other appropriate entity including the Audit Committee, if he or she believes such a reporting is appropriate. The Personal Investing Committee may also determine the appropriate sanction for any violations of this Code of Ethics, including removal from office, provided that removal from office shall only be carried out with the approval of the Board.

5.	Application of this Code of Ethics is the responsibility of the Personal Investing Committee, which shall report periodically to the Chairman of the Audit Committee of the Fund.

6.	Material amendments to these provisions must be ratified by a majority vote of the Board. As required by applicable rules, substantive amendments to the Code of Ethics must be filed or appropriately disclosed.